Exhibit 23.2
CONSENT OF RYDER SCOTT COMPANY, L.P.
     We hereby consent to the incorporation by reference in this Amendment No. 1 to Form S-3 (File No. 333-158446) prepared by PetroQuest Energy, Inc. (the “Company”) of information contained in our reports relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2006, 2007 and 2008. We further consent to the references to our firm included under the heading “Experts.”
/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
Houston, Texas
May 20, 2009